AFBI Selected Data COMPANY HIGHLIGHTS $ 881.7 million in assets $742.7 million in loans $ 695.0 million in deposits 4.0% growth in loans 3.20% growth in deposits $ 127.0 million in equity As of 2025 Q4 2025

AFBI Selected Data COMPANY HIGHLIGHTS $2.5million in adjusted Q4 2025 earnings (1) $2.1 million in Q4 2025 earnings $0.34 diluted EPS (1) See Non-GAAP Reconciliation $0.40 adjusted diluted EPS (1) Return on Assets 0.92% Return on Equity 6.69%

AFBI Selected Data Operating income and Adjusted diluted earnings per share (1) Quarter ended December 31, 2025 Quarter ended December 31, 2024 Year ended December 31, 2025 Year ended December 31, 2024 Net Income (GAAP) $2,132 $1,345 8,332 5,441 Net loss on securities available for sale 260 385 260 385 ESOP Expense related to dividend 225 __ 866 __ Merger-related expenses __ 119 __ 1,304 Income tax expenses (107) (111) (247) (372) Operating net income $2,510 $1,738 $9,211 $6,758 Weighted Average Diluted Shares 6,323 6,621 6,446 6,575 Adjusted diluted earnings per share $0.40 $0.26 $1.43 $1.03 (in thousands, including shares, except for adjusted diluted earnings per share) (1) See Non-GAAP Reconciliation

AFBI Selected Data Tangible Book Value Calculation (1) Tangible Equity Shares Outstanding Tangible Book Value Ending balance December 31, 2024 $110,940 6,410 $17.30 Effect of goodwill and other intangibles 191 AOCI Change 2,060 Net Income (GAAP) 8,332 Dividend (8,801) Common Stock Repurchase (5,980) Stock options exercised 59 Unearned ESOP change 808 Stock Compensation, net of taxes 1,426 Ending balance December 31, 2025 $109,035 6,096 $17.89 (in thousands, including shares, except for tangible book value) (1) See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of December 31, 2025

AFBI Selected Data Deposit Composition as of December 31, 2025

AFBI Share Information

AFFINITY BANCSHARES INC.®

NON-GAAP RECONCILIATION

Non-GAAP Reconciliation	For the Three Months Ended December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	For the Year Ended December 31, 2025	December 31, 2024
Operating net income reconciliation							
Net income (GAAP)	$ 2,132	$ 2,217	$ 2,152	$ 1,831	$ 1,345	$ 8,332	$ 5,441
Net loss on securities available for sale and held to maturity	260	—	—	—	385	260	385
ESOP Compensation expense related to dividend	225	220	210	211	—	866	—
Merger-related expenses	—	—	—	—	119	—	1,304
Income tax expense	(107)	(48)	(46)	(46)	(111)	(247)	(372)
Operating net income	$ 2,510	$ 2,389	$ 2,316	$ 1,996	$ 1,738	$ 9,211	$ 6,758
Weighted average diluted shares	6,322,749	6,427,697	6,457,397	6,547,817	6,620,602	6,445,771	6,575,406
Adjusted diluted earnings per share	$ 0.40	$ 0.37	$ 0.36	$ 0.30	$ 0.26	$ 1.43	$ 1.03
Tangible book value per common share reconciliation							
Book Value per common share (GAAP)	$ 20.84	$ 20.25	$ 19.66	$ 19.25	$ 20.14	$ 20.84	$ 20.14
Effect of goodwill and other intangibles	(2.95)	(2.91)	(2.86)	(2.85)	(2.84)	(2.95)	(2.84)
Tangible book value per common share	$ 17.89	$ 17.34	$ 16.80	$ 16.40	$ 17.30	$ 17.89	$ 17.30
Tangible equity to tangible assets reconciliation							
Equity to assets (GAAP)	14.41%	13.55%	13.29%	13.40%	14.90%	14.41%	14.90%
Effect of goodwill and other intangibles	(1.79)%	(1.72)%	(1.71)%	(1.75)%	(1.81)%	(1.79)%	(1.81)%
Tangible equity to tangible assets (1)	12.62%	11.83%	11.58%	11.65%	13.08%	12.62%	13.08%

(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.

NEWTON FEDERAL® AFFINITY BANK FITNESS BANK